Exhibit 4.7

APPENDIX A

ANADARKO PETROLEUM CORPORATION

1998 DIRECTOR STOCK PLAN

SECTION 1. Purpose.

The purposes of the Plan are to attract and retain experienced and knowledgeable non-employee directors for the benefit of the Company and its stockholders, and for such directors to acquire a proprietary interest in the Company and to further align the interests of such directors with the interests of the Company and its stockholders.

SECTION 2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Award” shall mean any Option, Restricted Stock, Stock Compensation Award or Other Stock-Based Award.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant.

“Board” shall mean the Board of Directors of the Company.

“Change of Control” shall have the meaning set forth in Section 8(c) of the Plan.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” means Anadarko Petroleum Corporation, a Delaware corporation.

“Eligible Director” shall mean each director of the Company, who is not an employee of the Company or any of its subsidiaries.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Fair Market Value” shall mean, as of any given date, the mean between the highest and lowest reported sales prices of a Share on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ. If there is no regular public trading market for such Shares, the Fair Market Value of a Share shall be determined by the Board in good faith.

“Option” shall mean a Non-Qualified Stock Option granted under Section 6(a) of the Plan.

“Other Stock-Based Award” shall mean any right granted under Section 6(d) of the Plan.

“Participant” shall mean any Eligible Director granted an Award under the Plan.

“Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

“Plan” shall mean the Anadarko Petroleum Corporation 1998 Director Stock Plan.

“Restricted Period” shall have the meaning set forth in Section 6(b) of the Plan.

“Restricted Stock” shall mean any Share, prior to the lapse of restrictions thereon, granted under Section 6(b) of the Plan.

“SEC” shall mean the Securities and Exchange Commission, or any successor thereto.

“Shares” shall mean the common shares of the Company, $0.10 par value, and such other securities or property as may become the subject of Awards or become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

“Stock Compensation” shall mean any right granted under Section 6(c) of the Plan.

SECTION 3. Administration.

The Plan shall be administered by the Board. Subject to the terms of the Plan and applicable law, the Board shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to an Eligible Director; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Board; (vii) determine whether, to what extent, and under what circumstances Awards are transferable; (viii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (ix) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (x) make any other determination and take any other action that the Board deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Board, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Participant, any holder or beneficiary of any Award, any shareholder and any Eligible Director.

SECTION 4. Shares Available for Awards.

(a)   Shares Available. Subject to adjustment as provided in Section 4(c), the number of Shares with respect to which Awards may be granted under the Plan shall be 400,000 after the effective date of the Plan, any Shares covered by an Award granted under the Plan, or to which such an Award relates, are forfeited, or if an Award otherwise terminates or is canceled without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, or the number of Shares otherwise counted against the aggregate number of Shares with respect to which Awards may be granted, to the extent of any such forfeiture, termination or cancellation, shall again be, or shall become, Shares with respect to which Awards may be granted. In the event that any Option or other Award granted hereunder is exercised through the delivery of Shares, the number of Shares available for Awards under the Plan shall be increased by the number of Shares surrendered.

(b)   Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

(c)   Adjustments. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Board shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, (iii) the grant or exercise price with respect to any Award, (iv) if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award, and/or (v) such other equitable substitutions or adjustments as the Board may determine to be appropriate in its sole discretion; provided, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

SECTION 5. Eligibility.

Any Eligible Director shall be eligible to be designated as a Participant.

SECTION 6. Awards.

(a)   Options. Subject to the provisions of the Plan, the Board shall have authority to determine the Eligible Directors to whom Options shall be granted, the number of Shares to be covered by each Option, the purchase price therefore and the conditions and limitations applicable to the exercise of the Option, including the terms and conditions set forth below, and such additional terms and conditions, as the Board shall determine are not inconsistent with the provisions of the Plan as set forth in an Award Agreement.

(i)   Exercise Price. The exercise price per Share purchasable under an Option shall be determined by the Board at the time each Option is granted; provided, however, that the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date of grant, except in the case of an Option that is a Substitute Award.

(ii)  Time and Method of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms (which may include, without limitation, cash, Shares, outstanding Awards, other securities or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price) in which payment of the exercise price with respect thereto may be made or deemed to have been made. Pursuant to Section 7(b) of the Plan, the Board may, at its discretion, accelerate the time at which an Option may be exercised and otherwise modify the time or methods of exercise of the Option.

(b)   Restricted Stock. Subject to the provisions of the Plan, the Board shall have authority to determine the Eligible Directors to whom Restricted Stock shall be granted, the number of Shares of Restricted Stock to be granted to each such Participant, the duration of the Period of Restriction (the “Restricted Period”) during which, and the conditions under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards.

(i)   Dividends. Unless otherwise determined by the Board, Restricted Stock Awards shall provide for the payment of dividends during the Restricted Period. Dividends paid on Restricted Stock may be paid directly to the Participant, may be subject to risk of forfeiture and/or transfer restrictions during any period established by the Board, all as determined by the Board in its discretion.

(ii) Registration. Any Restricted Stock may be evidenced in such manner as the Board shall deem appropriate, including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

(iii) Forfeiture. Except as otherwise determined by the Board, if a Participant shall cease to be an Eligible Director for any reason during the applicable Restricted Period, all Restricted Stock shall be forfeited by the Participant. The Board may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Restricted Stock. Unrestricted Shares, evidenced in such manner as the Board shall deem appropriate, shall be issued to the holder of Restricted Stock promptly after the applicable restrictions have lapsed or otherwise been satisfied.

(iv) Transfer Restrictions. During the Restricted Period, Restricted Stock will be subject to the limitations on transfer as provided in Section 6(e)(vii).

(c)    Stock Compensation. The Board shall have the authority to pay in Shares all, or such portion as it shall determine, of compensation that such Eligible Director would be entitled to receive for serving as director during a fiscal quarter, including fees paid in connection with service as Chairman of a committee of the Board, as a member of the Board and as a member of any committee of the Board, attendance at meetings and any other services provided to the Company, but excluding any amounts an Eligible Director has elected to defer (the “Quarterly Retainer”) as follows:

(i)   Subject to subsection (iii) below, Shares shall be issued automatically to any Eligible Director who files with the Corporate Secretary of the Company, at least 30 days prior to Share Issuance Date, an election to receive Shares in lieu of all or a portion, expressed as a fraction (the “Elected Percentage”) of his or her Quarterly Retainer. As soon as is practicable following the last business day of the relevant fiscal quarter (such last business day, the “Share Issuance Date”), each Eligible Director making such an election under this subsection (i) shall be issued certificates for the Shares as determined under subsection (ii) below; provided that no such election shall be given effect if it is not timely made.

(ii)  The number of Shares issued on a Share Issuance Date shall be equal to the nearest number of whole shares determined in accordance with the following formula:

(Elected Percentage)*(Quarterly Retainer)
[S]
Fair Market Value per Share

For purposes of this Section 6(c), Fair Market Value shall be determined on the Share Issuance Date.

(iii) The Eligible Director shall have none of the rights of a stockholder with respect to any Shares acquired pursuant to this Section 6(c) prior to the Share Issuance Date and the receipt by the Eligible Director of a certificate or certificates for such Shares.

(d)    Other Stock-Based Awards. The Board is hereby authorized to grant to an Eligible Director an “Other Stock-Based Award”, which shall consist of a right (i) which is not an Award or right described in Section 6(a), (b), or (c) and (ii) which is denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Board to be consistent with the purposes of the Plan; provided, that any such rights must comply, to the extent deemed desirable by the Board, with applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Board shall determine the terms and conditions of any such Other Stock-Based Award.

(e)    General.

(i)   Awards May Be Granted Separately or Together. Awards may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii)  Forms of Payment by Company Under Awards. Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Board shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Board. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Board.

(iv) Share Certificates. All certificates for Shares or other securities of the Company delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws, and the Board may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v)  Consideration for Grants. Awards may be granted for no cash consideration or for such consideration as the Board determines including, without limitation, such minimal cash consideration as may be required by applicable law.

(vi) Delivery of Shares or other Securities and Payment by Participant of Consideration. No Shares or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award Agreement is received by the Company. Such payment may be made by such method or methods and in such form or forms as the Board shall determine, including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof; provided that the combined value, as determined by the Board, of all cash and cash equivalents and the Fair Market Value of any such Shares or other property so tendered to the Company, as of the date of such tender, is at least equal to the full amount required to be paid to the Company pursuant to the Plan or the applicable Award Agreement.

(vii) Transferability. Except as otherwise provided by the Board, Awards are not transferable other than, as designated by the Participant, in the event of his death, by will or by the laws of descent and distribution.

SECTION 7. Amendment and Termination.

Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan:

(a)   Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of any shareholder, Participant, other holder or beneficiary of an Award, or other Person.

(b)   Amendments to Awards. The Board may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change in any Award shall reduce the benefit to a Participant without the consent of such Participant.

(c)   Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Company, or the financial statements of the Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

SECTION 8. Change of Control.

(a)   Impact of Event. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control:

(i)   Any Options outstanding as of the date such Change of Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant.

(ii)  The restrictions applicable to any Restricted Stock shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant.

(iii) The restrictions or other limitations applicable to any Other Stock-Based Awards shall lapse, and such Other Stock-Based Awards shall become fully vested and transferable to the full extent of the original grant.

(b)   In addition to the Board’s authority set forth in Sections 7(c) and 8(a) of the Plan, in order to maintain the Participants’ rights in the event of any Change of Control, the Board, as constituted before such Change of Control, is hereby authorized, and has sole discretion, as to any Award, either at the time such Award is made hereunder or any time thereafter, to take any one or more of the following actions: (i) provide for the purchase of any such Award, upon the Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Participant’s rights had such Award been currently exercisable or payable; (ii) make such adjustment to any such Award then outstanding as the Board deems appropriate to reflect such Change of Control; or (iii) cause any such Award then outstanding to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after such Change of Control. The Board may, in its discretion, include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(c)     A “Change of Control” shall be deemed to occur if:

(i)  any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (4) any acquisition pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section (c); or

(ii)  individuals who, as of the effective date of the Plan, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii) approval by the stockholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another entity (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially own, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

SECTION 9. General Provisions.

(a)   No Rights to Awards. No Eligible Director, Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Directors, Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards need not be the same with respect to each recipient.

(b)   No Right to be a Director. Nothing in the Plan shall be deemed to create any obligation on the part of the Board to nominate any Eligible Director for re-election by the Company’s shareholders or to limit the rights of the stockholders to remove any Eligible Director.

(c)   Withholding. The Company shall have the right to require, prior to the issuance or delivery of any cash or Shares pursuant to the Plan, that a Participant make arrangements satisfactory to the Board for the withholding of any taxes required by law to be withheld with respect to the issuance or delivery of such cash or Shares, including without limitation by the withholding of Shares that would otherwise be so issued or delivered, by withholding from any other payment due to the Participant, or by a cash payment to the Company by the Participant.

(d)   No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other compensation arrangements (subject to shareholder approval of such other arrangement, if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(e)   Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Delaware without reference to the principles of conflict of laws.

(f)    Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g)   Other Laws. The Board may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation, or entitle the Company to recover the same, under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(h)   No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other Person. To the extent that any Participant or Person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

(i)   No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Board shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(j)   Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 10. Effective Date of the Plan.

The Plan shall be effective as of January 30, 1998, the date of its approval by the Board.

SECTION 11. Term of the Plan.

The Plan shall remain in full effect until terminated by action of the Board, or until all Participants have received all amounts to which they are entitled, if earlier. Subject to Section 7(a) of the Plan or any Award Agreement, the authority of the Board to amend, alter, adjust, suspend, discontinue, or terminate any Award granted prior to the termination of the Plan or to waive any conditions or rights under any such Award shall extend beyond such date of termination.

Please mark your votes as indicated in this example	[X]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

Item 1 - ELECTION OF CLASS III DIRECTORS	FOR	AGAINST	ABSTAIN
Larry Barcus and James L. Bryan.	[ ]	[ ]	[ ]
Item 2 - APPROVAL OF 1998 DIRECTOR STOCK	FOR	AGAINST	ABSTAIN
PLAN	[ ]	[ ]	[ ]

Withheld For: (Write that nominee’s namde in the space provided below)

Signature(s)	Date

Please sign as your name appears above. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

THIS PROXY MUST BE SIGNED AND RETURNED TO BE COUNTED

ANADARKO PETROLEUM CORPORATION

SOLICITED BY THE BOARD OF DIRECTORS

P	FOR ANNUAL MEETING OF STOCKHOLDERS

R	APRIL 30, 1998

O X Y	The undersigned stockholder hereby appoints ROBERT J. ALLISON, JR. AND SUZANNE SUTER, and any one of them, with power of substitution and revocation, the attorneys of the undersigned to vote all shares registered in the name of the undersigned for the election of directors
(unless such authority is withheld), approval of the 1998 Director Stock Plan and on all other matters which may come before the 1998 Annual Meeting of Stockholders of Anadarko Petroleum Corporation to be held on Thursday, April 30, 1998 at 9:30 A.M. or any adjournment thereof.

PLEASE MARK THIS PROXY AS INDICATED ON THE REVERSE SIDE TO VOTE ON ANY ITEM. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS, PLEASE SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED.

(continued, and to be marked, dated and signed on other side)
</TEXT>
</DOCUMENT>
</SEC-DOCUMENT>
END PRIVACY-ENHANCED MESSAGE